American Assets Trust, Inc. Reports Second Quarter 2021 Financial Results

Net income available to common stockholders of $8.9 million and $10.2 million for the three and six months ended June 30, 2021, respectively, or $0.15 and $0.17 per diluted share, respectively
Funds From Operations per diluted share increased 6% and decreased 14% year-over-year for the three and six months ended June 30, 2021, respectively, or $0.51 and $0.89 per diluted share, respectively
On a sequential basis, Funds From Operations per diluted share increased 34% from the first to the second quarter of 2021, from $0.38 to $0.51 per diluted share

SAN DIEGO, California - 7/27/2021 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its second quarter ended June 30, 2021.

Second Quarter Highlights
•Net income available to common stockholders of $8.9 million and $10.2 million for the three and six months ended June 30, 2021, respectively, or $0.15 and $0.17 per diluted share, respectively.
•Funds From Operations increased 6% and decreased 14% year-over-year to $0.51 and $0.89 per diluted share for the three and six months ended June 30, 2021, respectively, compared to the same periods in 2020.
•On a sequential basis, Funds From Operations per diluted share increased 34% from the first to the second quarter of 2021, from $0.38 to $0.51 per diluted share.
•Same-store cash NOI increased 23.3% and 6.4% year-over-year for the three and six months ended June 30, 2021, respectively. Excluding lease termination fees, same-store cash NOI would have been 23.0% and 5.7% for the three and six months ended June 30, 2021, respectively.
•For the three months ended June 30, 2021, we have collected 99% of office rents, 92% of retail rents (including the retail component of Waikiki Beach Walk) and 94% of multifamily rents, that were due during the second quarter.
•Total collections increased to 96% in the second quarter of 2021.
•Leased approximately 47,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 15% and increase of 9%, respectively, during the three months ended June 30, 2021.
•Leased approximately 110,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent decrease of 16% and decrease of 20%, respectively, during the three months ended June 30, 2021.

Eastgate Office Park
•Closed on acquisition of Eastgate Office Park on July 7, 2021, consisting of an approximately 280,000 square foot, multi-tenant office campus in the premier I-90 corridor submarket of Bellevue, Washington for $125 million.

Financial Results
Net income attributable to common stockholders was $8.9 million, or $0.15 per basic and diluted share for the three months ended June 30, 2021 compared to $7.7 million, or $0.13 per basic and diluted share for the three months ended June 30, 2020. For the six months ended June 30, 2021, net income attributed to common stockholders was $10.2 million, or $0.17 per basic and diluted share compared to $19.7 million, or $0.33 per basic and diluted share for the six months ended June 30, 2020. The year-over-year decrease in net income attributable to common stockholders is primarily due to (i) a $4.3 million debt extinguishment charge related to the repayment of the company's Senior Guaranteed Notes, Series A on January 26, 2021, (ii) a $2.4 million decrease in rental revenue for tenants who were changed to cash basis of revenue recognition during 2020 as the collectability was determined to be no longer probable for certain tenants at Alamo Quarry Market, Carmel Mountain Plaza, Del Monte Center, The Shops at Kalakaua, and Waikiki Beach Walk Retail, in large part due to, collection challenges with our movie theatres and gyms and a reduction in Hawaii tourism, (iii) a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel due to the COVID-19 pandemic causing a decline in occupancy, (iv) increase in interest expense related to our $500 million public bond offering at 3.375% issued in January of 2021. These decreases were partially offset by an incremental increase in annualized base rents at La Jolla Commons, City Center Bellevue, and Torrey Reserve Campus.

During the second quarter of 2021, the company generated Funds From Operations (“FFO”) for common stockholders of $39.0 million, or $0.51 per diluted share, compared to $36.3 million, or $0.48 per diluted share, for the second quarter of 2020. For the six months ended June 30, 2021, the company generated FFO for common stockholders of $68.1 million, or $0.89 per diluted share, compared to $79.1 million, or $1.04 per diluted share, for the six months ended June 30, 2020. The decrease in FFO from the corresponding period in 2020 was primarily due to the above described debt extinguishment charge, increase in interest expense related to the $500 million public bond offering and a decrease in rental revenue from tenants who were changed to cash basis of revenue recognition, and a decrease in revenue at our Waikiki Beach Walk Retail and Embassy Suites Hotel, partially offset by an increase in revenue and annualized base rents in our office segment.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	June 30, 2021	March 31, 2021	June 30, 2020
Total Portfolio
Office	90.3%	91.4%	94.4%
Retail	91.1%	90.8%	94.7%
Multifamily	87.8%	91.9%	85.1%
Mixed-Use:
Retail	89.2%	88.2%	95.7%
Hotel (1)	67.2%	47.5%	46.4%

Same-Store Portfolio
Office (2)	92.6%	93.7%	96.4%
Retail	91.1%	90.8%	94.7%
Multifamily	87.8%	91.9%	85.1%
(1) Based on quarter-to-date average occupancy for the three months ended June 30, 2021. The rate for the month of June 2021 was $316.18 and the occupancy was 82.9%.
(2) Same-store office leased percentages excludes One Beach Street due to significant redevelopment activity.

During the second quarter of 2021, the company signed 44 leases for approximately 171,500 square feet of office and retail space, as well as 511 multifamily apartment leases. Renewals accounted for 62% of the comparable office leases, 77% of the comparable retail leases, and 44% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the second quarter of 2021 and trailing four quarters ended June 30, 2021, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q2 2021	13	47,000	9.3%	$47.16	$43.16	14.7%
	Last 4 Quarters	43	190,000	4.1%	$45.02	$43.26	7.6%

Retail	Q2 2021	26	110,000	(20.3)%	$47.42	$59.48	(15.7)%
	Last 4 Quarters	89	374,000	(13.7)%	$38.53	$44.63	(9.0)%

Multifamily
The average monthly base rent per leased unit for same-store properties for the second quarter of 2021 was $2,187 compared to an average monthly base rent per leased unit of $2,152 for the second quarter of 2020, which is an increase of approximately 2%.

Same-Store Cash Net Operating Income
For the three and six months ended June 30, 2021, same-store cash NOI decreased 23.3% and 6.4%, respectively, compared to the three and six months ended June 30, 2020. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Six Months Ended (1)
	June 30,			June 30,
	2021	2020	Change	2021	2020	Change
Cash Basis:
Office (2)	$30,088	$26,897	11.9	$56,886	$53,591	6.1%
Retail (2)	17,142	9,257	85.2%	31,859	27,660	15.2
Multifamily	6,651	7,555	(12.0)	13,454	14,821	(9.2)
Mixed-Use	—	—	—	—	—	—
Same-store Cash NOI (3)	$53,881	$43,709	23.3%	$102,199	$96,072	6.4%

(1)    Same-store portfolio excludes (i) One Beach Street due to significant redevelopment activity; (ii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (iii) land held for development.
(2)    Same-store cash NOI for the three and six months ended June 30, 2021 includes cash lease termination fees received of $0.5 million and $0.6 million, respectively.
(3)    Excluding lease termination fees for the three and six months ended June 30, 2021, same-store cash NOI would have been 23.0% and 5.7%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Balance Sheet and Liquidity
At June 30, 2021, the company had gross real estate assets of $3.3 billion and liquidity of $718.3 million, comprised of cash and cash equivalents of $368.3 million and $350.0 million of availability on its line of credit, which the company believes is sufficient to meet the company's short-term liquidity requirements. At June 30, 2021, the company has only 1 out of 28 assets encumbered by a mortgage. The company has no debt obligations maturing during the remainder of 2021.

Dividends
The company declared dividends on its shares of common stock of $0.28 per share for the second quarter of 2021. The dividends were paid on June 24, 2021.

In addition, the company has declared a dividend on its common stock of $0.30 per share for the third quarter of 2021. The dividend will be paid in cash on September 23, 2021 to stockholders of record on September 9, 2021. The company increased the dividend from $0.28 per share in the second quarter of 2021 based on the company's rent collection in the second quarter and better than anticipated revenue at Waikiki Beach Walk - Embassy Suites Hotel.

COVID-19 Operational Update

Rent Collection for the Second Quarter of 2021 and July 2021(1)

	April	May	June	Q2 Average	July
Office	99.3%	99.3%	99.1%	99.3%	99.0%
Retail	94.3%	94.2%	95.6%	94.7%	93.1%
Multifamily	94.3%	93.8%	94.6%	94.2%	91.1%
Mixed-Use (2)	69.7%	71.6%	72.4%	71.2%	63.4%
Average	95.9%	96.0%	96.5%	96.1%	94.8%
(1) Data as of July 15, 2021.
(2) Includes only the retail portion of Waikiki Beach Walk Retail and Embassy Suites Hotel.

Rent Deferrals
As of June 30, 2021, we have entered into deferral agreements for $8.2 million of recurring rents related to the second quarter of 2020 through the second quarter of 2021. The weighted average payback period of the deferral agreements is approximately 38 months. Revenue from approximately 66% of tenants with deferral agreements is recognized on a straight-line basis comprising approximately 42% of the deferred amount. For the second quarter of 2021, we collected approximately 94% of the $0.8 million of the deferred rent repayments due during the period.

Conference Call
The company will hold a conference call to discuss the results for the second quarter of 2021 on Wednesday, July 28, 2021 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 8731469. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, July 28, 2021 through Wednesday, August 4, 2021. To access the replay, dial 1-855-859-2056 and use the pass code 8731469. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's second quarter 2021 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	June 30, 2021	December 31, 2020
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,171,449	$3,155,280
Construction in progress	115,546	91,047
Held for development	547	547
	3,287,542	3,246,874
Accumulated depreciation	(801,482)	(754,140)
Real estate, net	2,486,060	2,492,734
Cash and cash equivalents	368,266	137,333
Restricted cash	1,716	1,716
Accounts receivable, net	6,582	6,938
Deferred rent receivables, net	77,674	72,476
Other assets, net	105,233	106,112
Total assets	$3,045,531	$2,817,309
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,944	$110,923
Unsecured notes payable, net	1,537,307	1,196,677
Unsecured line of credit, net	—	99,151
Accounts payable and accrued expenses	80,291	59,262
Security deposits payable	6,728	6,590
Other liabilities and deferred credits, net	83,115	91,300
Total liabilities	1,818,385	1,563,903
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,474,866 and 60,476,292 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	605	605
Additional paid-in capital	1,448,612	1,445,644
Accumulated dividends in excess of net income	(199,956)	(176,560)
Accumulated other comprehensive income	2,122	1,753
Total American Assets Trust, Inc. stockholders' equity	1,251,383	1,271,442
Noncontrolling interests	(24,237)	(18,036)
Total equity	1,227,146	1,253,406
Total liabilities and equity	$3,045,531	$2,817,309

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Rental income	$87,639	$79,230	$168,769	$171,300
Other property income	4,170	2,879	7,026	7,552
Total revenue	91,809	82,109	175,795	178,852
Expenses:
Rental expenses	20,204	16,981	38,450	39,549
Real estate taxes	10,612	8,961	21,966	20,006
General and administrative	6,924	6,679	13,747	13,499
Depreciation and amortization	27,646	26,493	55,147	53,955
Total operating expenses	65,386	59,114	129,310	127,009
Operating income	26,423	22,995	46,485	51,843
Interest expense	(14,862)	(13,331)	(28,867)	(26,803)
Early extinguishment of debt	—	—	(4,271)	—
Other income (expense), net	(74)	162	(127)	270
Net income	11,487	9,826	13,220	25,310
Net income attributable to restricted shares	(135)	(69)	(272)	(173)
Net income attributable to unitholders in the Operating Partnership	(2,411)	(2,101)	(2,750)	(5,413)
Net income attributable to American Assets Trust, Inc. stockholders	$8,941	$7,656	$10,198	$19,724

Net income per share
Basic income attributable to common stockholders per share	$0.15	$0.13	$0.17	$0.33
Weighted average shares of common stock outstanding - basic	59,985,787	59,724,139	59,985,065	59,723,605

Diluted income attributable to common stockholders per share	$0.15	$0.13	$0.17	$0.33
Weighted average shares of common stock outstanding - diluted	76,167,324	76,114,687	76,166,602	76,114,153

Dividends declared per common share	$0.28	$0.20	$0.56	$0.50

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Funds From Operations (FFO)
Net income	$11,487	$13,220
Depreciation and amortization of real estate assets	27,646	55,147
FFO, as defined by NAREIT	$39,133	$68,367
Less: Nonforfeitable dividends on restricted stock awards	(134)	(269)
FFO attributable to common stock and units	$38,999	$68,098
FFO per diluted share/unit	$0.51	$0.89
Weighted average number of common shares and units, diluted	76,167,246	76,166,158

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Year Ended (1)
	June 30,		June 30,
	2021	2020	2021	2020
Same-store cash NOI	53,881	$43,709	$102,199	$96,072
Non-same-store cash NOI	4,628	(1,463)	6,022	2,867
Tenant improvement reimbursements (2)	220	202	291	2,998
Cash NOI	$58,729	$42,448	$108,512	$101,937
Non-cash revenue and other operating expenses (3)	2,264	13,719	6,867	17,360
General and administrative	(6,924)	(6,679)	(13,747)	(13,499)
Depreciation and amortization	(27,646)	(26,493)	(55,147)	(53,955)
Interest expense	(14,862)	(13,331)	(28,867)	(26,803)
Early extinguishment of debt	—	—	(4,271)
Other income (expense), net	(74)	162	(127)	270
Net income	$11,487	$9,826	$13,220	$25,310

Number of properties included in same-store analysis	26	24	26	24
(1)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Waikiki Beach Walk - Embassy Suites™ and Waikiki Beach Walk - Retail, due to significant spalling repair activity; and (iii) land held for development.
(2)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(3)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.7 million rentable square feet, and its retail portfolio comprises approximately 3.1 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607